Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "Agreement") made and entered into this 9th day of January, 2014 (the "Execution Date")

BETWEEN

North Bay Resources Inc. (“North Bay”), a US corporation domiciled in Delaware and located at 2120 Bethel Road, Lansdale, PA 19446 USA

OF THE FIRST PART

and

Ruby Gold, Inc. (“RGI”), a US corporation domiciled in California and located at 571-C Searls Ave., Nevada City, CA  95959

OF THE SECOND PART

(individually the "Member" and collectively the "Members").

BACKGROUND:

A.	The Members wish to enter into an association of mutual benefit and agree to jointly invest and set up a joint venture enterprise.

B.	The terms and conditions of this Agreement sets out the terms and conditions governing this association.

IN CONSIDERATION OF and as a condition of the Members entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

Formation
1.	By this Agreement the Members enter into a joint venture (the "Venture", the "Joint Venture", or the “JV”) in accordance with the laws of the State of California.

Name
2.	The business name of the Venture will be Ruby Gold JV.

Purpose
3.
The exclusive purpose of the Venture will be: Mining operations at the Ruby Mine Property in Sierra County, California (the “JV Property”), including any new claims to be registered as a result of staking and expansion of the JV Property.

Term
4.
The Venture will begin as of the Execution Date of this Agreement and will continue to be effective and in full force until terminated as provided in this Agreement.  North Bay shall have the right to termination upon sixty (60) days written notice in the event that no mining operations are conducted during any full calendar year in which valid mining permits have been issued and continue to be in effect, and during which time Force Majeure has not been declared.

Place of Business
5.	The principal office and legal address of the business of the Venture will be located at the offices of Ruby Gold, Inc. or such other place as the Members may from time to time designate.

Business Management
6.
The Venture will be directed, controlled and managed by a management committee (the "Management Committee"). Within the limits of the Purpose of the Venture and the terms of this Agreement, the Management Committee will have full authority to bind the Members in all matters relating to the direction, control and management of the Venture. Authority to bind the Venture in contract or in any third party business relation lies exclusively with Management Committee, or its delegate.

7.
Each Member will have a vote in the Management Committee as defined in the Voting section of this Agreement. The Management Committee will consist of one representative (the "Representative") of each Member unless otherwise agreed by all the Members. Each Representative will have the authority to bind their respective Member in decisions relating to the Venture. Each Member may replace its Representative or appoint a temporary alternate at its own discretion on reasonable notice to the remaining Members.

8.	All actions and decisions respecting the appointment of an accounting firm for the Venture require the consent and agreement of not less than 100 percent of the Management Committee.

9.	A General Manager may be appointed where necessary or desirable. The duties and responsibilities of the General Manager will be determined by the Management Committee.

Capital Contributions
10.	Each of the Members has contributed or shall contribute to the capital of the Venture, in cash, stock, or property in agreed upon value, as follows (the "Capital Contribution"):

Member	Contribution Description	Agreed Value
North Bay Resources Inc.	Capital (cash, stock, and warrants) to acquire, rehabilitate, and initiate mining operations at the JV Property.	$2,500,000
Ruby Gold, Inc.	JV Property for mining purposes, maintained in good standing, with all related and applicable mining rights and permits All equipment, processing and recovery facilities, labor, project management, reclamation, and all other activities and expenditures required to conduct mining operations on the JV Properties	$2,500,000

11.
JV Property (i.e. mining claims) contributed by RGI shall remain the property of RGI.  Mining equipment (i.e. Mining, Production and Refining equipment, etc.) contributed by RGI shall remain the property of RGI.  Any equipment purchased from Venture funds shall become the property of the Venture unless otherwise designated by the Members.

12.
Any cash contributed to the Venture or any cash payments made on behalf of the Venture by North Bay will be deemed a debt due from the Venture that must be repaid with interest at such rates and times to be determined by a majority of the Members, and prior to any distribution of profits to Members.

Joint Venture Interests
13.	As of the Execution Date of this Agreement, North Bay and RGI are deemed to have the following Joint Venture Interests

Member	Joint Venture Interests
North Bay Resources Inc.	50% of all net profits
Ruby Gold, Inc.	50% of all net profits

Duties of Members
14.	Each Member will be responsible for its respective duties as follows:

Member	Duties Description
North Bay Resources Inc.	Project oversight and management.
Ruby Gold, Inc.
As the designated project operator, RGI shall be responsible for all day-to-day operations and management of the JV Property, and for processing all material produced into saleable precious metal products.  All revenue from metal sales will be deposited into a designated bank account determined by the Management Committee for audit purposes. A chain of custody will be established to audit and verify metal shipments and payments.

15.	Duties of Members may be amended, from time to time, by decision of the Management Committee, provided that the Members' Interests are not affected except with the unanimous consent of the Members.

Profit Distributions
16.	Distribution to the Members shall be at a time and manner of their own choosing.

Withdrawal of Capital
17.	The Members will not be personally liable for the return of all or part of the capital contributions of a Member, except as otherwise provided in this Agreement.

Additional Capital
18.
Capital Contributions may be amended from time to time, according to the requirements of the Joint Venture, by decision of the Management Committee, provided that the Members' Interests are not affected, except with the unanimous consent of the Members.

19.
Any cash advance to the Venture or any payments made on behalf of the Venture by any Member will be deemed a debt due from the Venture rather than an increase in Capital Contribution of the Member. This liability will be repaid with interest at such rates and times to be determined by a majority of the Members. This liability will not entitle the lending Member to a greater voting power. Such debts will have preference or priority over any other payments or distributions to Members.

Capital Accounts/Bank Accounts
20.
An individual capital account will be maintained for each Member and their initial Capital Contribution will be credited to this account. Any additional, approved contributions to the Venture's capital made by a Member will be credited to that Member's individual Capital Account.

21.
A joint bank account for JV expenditures will not be required. However, accurate and complete books of account of the transactions of the Venture will be kept by RGI and at all reasonable times be available and open to inspection and examination by any Member.

22.	RGI is solely responsible for all operations and expenditures. All accounts shall be audited annually.

Fiscal Year
23.	The fiscal year will end on December 31st of each year.

Management Duties
24.	Duties and obligations of the Management Committee in relation to the Venture will include the following:

a.	Establishing policy with regard to achieving the purpose and objectives of the Venture.
b.	Managing the day to day business of the Venture.
c.	Monitoring, controlling and directing the financial, business and operational affairs of the Venture.
d.	Proper maintenance of books of account and financial records according to accepted accounting practices.
e.	Monitoring, analyzing and acting on all issues over which it would have express or implied authority according to this Agreement.
f.	All responsibilities attached to hiring of production and administration staff including any required labor negotiations. All responsibilities attached to hiring of third party contractors.

The Operator
25.	Ruby Gold, Inc. shall be the designated Operator.

Operator Powers and Obligations
26.	Subject to the approval by the Management Committee, the powers and obligations of the Operator shall be as follows:

a)
to manage the Venture and conduct, or cause to be conducted, all work performed in a good and workmanlike manner in accordance with good exploration, engineering, mining and accounting practice and in accordance with the terms of this Agreement;

b)
to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for the Venture and to dispose of the same when no longer required or useful for the purposes of the Venture;

c)	to maintain and keep the Venture Assets, or to cause the Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good exploration and mining practice;

d)
to comply with all applicable statutes, regulations, by-laws, laws, orders and judgements and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Venture;

e)
to obtain and maintain such types and levels of property and liability insurance with respect to the Venture as the Operator shall consider necessary from time to time, such coverage to include North Bay as a named insured to the extent of North Bay’s undivided interest in the Venture;

f)
to require the Operator’s contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time;

g)
to comply with the requirements of all applicable unemployment insurance and workers’ compensation legislation with respect to work or services to be provided, including any contractors or subcontractors;

h)
to remain in compliance with all applicable Mine Health and Safety regulations, and to advise North Bay of any accident or occurrence resulting in any material damage to or destruction of any Venture Assets or material harm or injury to any individual;

i)
to keep adequate data, information and records of the Operator’s management of the Venture and to keep suitable accounts which reflect all financial aspects of the Venture, and to makes such records available to North Bay at any time upon North Bay’s written or verbal request.

j)
to provide North Bay with weekly reports on activities of the Venture during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator’s management of the Venture, including an accounting of all Expenditures made by the Operator on behalf of the Venture;

k)
to have all powers necessary to carry out, or cause to be carried out, all of the Operator’s obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all activities approved by the Management Committee.

Emergencies
27.
In an emergency, the Operator may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property and/or the environment.  The Operator shall promptly report such emergency actions to North Bay.

Closure Fund
28.
The Operator may establish and administer a closure fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan, reclamation plan, or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work.  The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund. If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their contribution to such closure fund and their Joint Venture Interest.  Any reclamation bonds on deposit with the State of California shall be refunded to the party who advanced the funds upon the release of the bonds should any surplus remain.

Meetings
29.	Regular management meetings will be held as needed. Minutes of the meeting will be maintained on file.

30.
Any Member can call a special meeting to resolve issues that require a vote, as indicated by this Agreement, by providing all Members with reasonable notice. Where a special meeting has been called, the meeting will be restricted to the specific purpose for which the meeting was held.

31.	All meetings will be held at a time and in a location that is reasonable, convenient and practical considering the situation of all Members.

Amendments
32.	This Agreement may not be amended in whole or in part without the unanimous written consent of the Members.

Admitting a New Member
33.
New Members may be admitted into the Venture only with the unanimous consent of the existing Members. The new Member agrees to be bound by all the covenants, terms, and conditions of this Agreement, inclusive of all current and future amendments. Further, a new Member will execute such documents as are needed or required for this admission. Any new Member will receive a business interest in the Venture as determined by all other Members.

Dissociation of a Member
34.
Where a Member is in breach of this Agreement and said Member has not remedied the breach on notice from the Venture and after a reasonable period then the remaining Members will have the right to terminate this Agreement with regard to the individual defaulting Member (an "Involuntary Withdrawal") and take whatever action necessary to protect the interests of the Venture.

35.
If the Venture is harmed as the result of an act or failure to act of an individual Member then the said Member alone will be liable for said harm. If more than one Member is at fault then they will be jointly and severally liable for said harm.

36.
Each Member will indemnify the other Members against all losses, costs and claims that may arise against them in the event of the Venture being terminated as a result of breach of the Agreement by the said Member.

37.
If a Member is placed in bankruptcy, or withdraws voluntarily from the Venture, or if there is an Operation of Law against a Member, the other Members will be entitled to proceed as if the Member had breached this Agreement.

38.	Distribution of any amount owing to a dissociated Member will be made according to the percentage of ownership as described in the Valuation of Interest or as otherwise may be agreed in writing.

Dissolution of the Joint Venture
39.	The Venture will be dissolved and its assets liquidated in the event of any of the following:

a.	The Term of the Venture expires and is not extended.
b.	A 100 percent vote by the Members to dissolve the Venture.
c.	On satisfaction of the exclusive purpose of the Venture.
d.	Loss or incapacity through any means of substantially all of the Venture's assets.
e.	Where, on the dissociation of a Member, only one Member remains in the Venture.
f.
On the liquidation of the Venture assets, distribution of any amounts to Members will be made according to the percentage of ownership as described in the Valuation of Interest or as otherwise may be agreed in writing.

Liquidation
40.	The Venture will be liquidated promptly and within a reasonable time on dissolution of the Venture.

Valuation of Interest
41.
In the absence of a written agreement setting a value, the value of the Venture will be determined based on the fair market value appraisal of all Venture assets (less liabilities) in accordance with generally accepted accounting principles (GAAP) by an independent accounting firm agreed to by all Members. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Members. A withdrawing Member's interest will be based on the proportion of their respective Profit and Loss sharing ratios less any outstanding liabilities a Member may have to the Venture. The intent of this section is to ensure the survival of the Venture despite the withdrawal of any individual Member.

42.	No allowance will be made for goodwill, trade name, patents or other intangible assets, except where those assets have been reflected on the Venture books immediately prior to valuation.

Transfer of Venture Interest
43.	A Member will not in any way alienate their interest in the Venture or its assets. Any such prohibited transfer, if attempted, will be void and without force or effect.

Voting
44.	Any vote required by the Members will be determined such that each Member, through their Representative, receives one vote carrying equal weight.

Force Majeure
45.
A Member will be free of liability to the Venture where the Member is prevented from executing their obligations under this Agreement in whole or in part due to force majeure where the Member has communicated the circumstance of said event to any and all other Members and taken any and all appropriate action to mitigate said event. Force majeure will include, but not be limited to, earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event.

Duty of Loyalty
46.
It is agreed that the Members to this Agreement and their respective affiliates may have interests in businesses other than the Joint Venture business. Neither the Venture nor any other Member will have any rights to the assets, income or profits of any such business, venture or transaction. Any and all businesses, ventures or transactions with any appearance of conflict of interest must be fully disclosed to all other Members. Failure to disclose any potential conflicts of interest will be deemed an Involuntary Withdrawal by the offending Member and may be treated accordingly by the remaining Members.

Insurance
47.	The Venture will insure all its assets against loss where reasonable and standard practice in the industry.

Indemnification
48.
Each Member will be indemnified and held harmless by the Venture from any and all harm or damages of any nature relating to the Member's participation in Venture affairs except where the said harm or damages results from gross negligence or willful misconduct on the part of the Member.

Liability
49.
The Member will not be liable to the Venture or to any other Member for any error in judgment or any act or failure to act where made in good faith. The Member will be liable only for any and all acts or failures to act resulting from gross negligence or willful misconduct.

Liability Insurance
50.
The Venture may acquire insurance on behalf of any Member, employee, agent or other person engaged in the business interest of the Venture against any liability asserted against them or incurred by them while acting in good faith on behalf of the Venture.

Covenant of Good Faith
51.	Members will use their best efforts, fairly and in good faith to facilitate the success of the Venture.

Full Disclosure
52.
It is acknowledged that each Member is a distinct business entity and may from time to time have financial and business interests outside the Venture. Each Member will fully disclose to the Venture the extent of all its financial and business interests prior to the formation of this Joint Venture and for the duration of the Term of the Venture.

Joint Venture Property
53.
Where allowed by statute, title to all Joint Venture property subsequently acquired pursuant to Section 11 of this agreement, will remain in the name of the Joint Venture. Where joint ventures are not recognized by statute as separate legal entities, Joint Venture property, including intellectual property, will be held in the name of one or more Members. In all cases Joint Venture property will be applied by the Members exclusively for the benefit and purposes of the Joint Venture and in accordance with this Agreement.

Jurisdiction
54.	The Members submit to the jurisdiction of the courts of the State of California for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

Assignment of Interest
55.	The rights and obligations of a Member are unique to the Joint Venture and may not be assigned without the expressed written consent of all remaining Members.

Mediation and Arbitration
56.
In the event a dispute arises out of or in connection with this Agreement, and if the dispute is not resolved within a reasonable period, then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of California. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of California.

Warranties
57.
All Members represent and warrant that they have all authority, licenses and permits to execute and perform this Agreement and their obligations under this Agreement and that the representative of each Member has been fully authorized to execute this Agreement.

58.	Each Member represents and warrants that this Agreement is not in violation of any and all agreements and constitutional documents of the individual Member.

Definitions
59.	For the purpose of this Agreement, the following terms are defined as follows:

a.	"Capital Contributions" The capital contribution to the Joint Venture actually made by the parties, including property, stock, cash and any additional capital contributions made.
b.	"Majority Vote" A Majority Vote is any amount greater than one-half of the authorized votes.
c.
"Operation of Law" The Operation of Law means rights or duties that are cast upon a party by the law, without any act or agreement on the part of the individual including but not limited to an assignment for the benefit of creditors, a divorce, or a bankruptcy.

Miscellaneous
60.
This Venture is termed a contractual joint venture and will not constitute a Partnership. Members will provide services to one another on an arms' length basis while remaining independent business entities. Other than possible consolidation required by GAAP in the course of preparing financial statements for filing with the US Securities and Exchange Commission (SEC), there will be no pooling of profits and losses, and no co-mingling of funds. Each Member is responsible only for its own actions and will not be jointly or severally liable for the actions of the other Members.

61.	Time is of the essence in this Agreement.

62.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

63.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

64.
Each term, covenant, condition, and provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

65.
This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

66.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Member's successors, assigns, executors, administrators, beneficiaries, and representatives.

67.
Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

68.
Unless expressly provided to the contrary in this Agreement, each and every one of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

IN WITNESS WHEREOF the Members have duly affixed their signatures as of the date first written above.
North Bay Resources Inc.
Per: /s/ Fred Michini
Fred Michini, Director
Ruby Gold, Inc.
Per: /s/ Perry Leopold
Perry Leopold, President